EX-28.d.3.h.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

Effective March 11, 2010

Amended June 19, 2019*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Mid Cap Value Fund	0.41% on Subadviser Assets up to $250 million; 0.40% on Subadviser Assets of $250 million and more

American Century NVIT Multi Cap Value Fund	0.28% on Subadviser Assets up to $250 million; 0.25% on Subadviser Assets of $250 million and more

*	As approved at the Board of Trustees meeting held on June 11-12, 2019.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Senior Vice President, Head of Operations

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Senior Vice President, Head of Operations

SUBADVISER
AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Phil Davidson
Name:	Phil Davidson
Title:	Senior Vice President